Exhibit 10.1
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (this “Agreement”) is dated as of October 28, 2025 (the “Effective Date”) by and between Burke & Herbert Bank & Trust Company, a Virginia community bank (the “Bank”), its holding company, Burke & Herbert Financial Services Corp. (the “Company”) and David P. Boyle (“Executive”). This Agreement collectively refers to the Bank, the Company and Executive as the “Parties,” and separately may refer to any one of the Parties as a “Party.”
WHEREAS, Executive is presently the Chief Executive Officer of the Bank and the Company, and is a party to an Amended and Restated Employment Agreement with the Bank, dated as of September 1, 2022, and subsequently amended as of October 27, 2022 (the “Prior Agreement”);
WHEREAS, the Parties desire to amend and restate the Prior Agreement in order to modify the terms and conditions of Executive’s continued employment;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, upon the other terms and conditions hereinafter provided, and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions
In addition to terms defined elsewhere in this Agreement, when used anywhere in this Agreement the following terms shall have the meaning set forth below.
(a)“Bank Board” shall mean the Board of Directors of the Bank.
(b)“Bank Entities” shall mean the Bank, the Company, and any entity directly or indirectly controlling, controlled by, or under common control with the Bank or the Company.
(c)“Change in Control” shall mean (i) a change in the ownership of the Bank, (ii) a change in the effective control of the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Bank, in each instance as described below:
(i)A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.
(ii)A change in the effective control of the Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank, excluding, solely for purposes of this Section 1.1(c)(ii), any such person or persons acting as a group who owns 30% or more of the total voting power of the stock of the Bank as of the Effective Date of this Agreement) or (B) a majority of the members of the Board of Directors of the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Bank prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Bank is another corporation.

(iii)A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (A) all of the assets of the Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.
For all purposes hereunder, no event shall be a Change in Control unless such event is also a “change in control event” within the meaning of Treasury regulation section 1.409A-3(i)(5).
Solely for purposes of this Section 1.1(c), references to the term “Bank” shall mean “the Bank or the Company.”
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted through applicable rulings and regulations, in each case from time to time.
(e)“Company Board” shall mean the Board of Directors of the Company.
(f)“Disability” shall mean Executive’s absence from performance of duties during the Employment Period for 180 days in any twelve-month period (exclusive of any FMLA leave taken by Executive) due to Executive’s physical or mental illness. Evidence of such physical or mental illness shall be certified by a physician licensed to practice in the Commonwealth of Virginia mutually agreeable to both Parties. If there is no agreement on the selection of the physician, the Employer Entity shall select one physician and Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on the determination of such physical or mental disability shall control.
(g)“Employer Entity” shall mean the Bank for 2025, and the Company for 2026 and thereafter.
(h)“Employment Period” shall mean Executive’s employment during the Term and, if applicable, each Renewal Term hereunder.
(i)“Good Reason” shall mean any of the following events set forth in this definition of “Good Reason,” each without Executive’s prior consent:
(i)a material diminution in Executive’s duties or responsibilities as Chief Executive Officer of the Bank and the Company and Chair of the Board of Directors of the Company, including the failure to re-appoint Executive to such positions, except in connection with Executive’s death, Disability, termination for Just Cause (as hereinafter defined) or voluntary resignation other than for Good Reason. Notwithstanding the foregoing, if Executive fails to be re-elected as a member of the Company Board, then the Company’s failure to re-appoint Executive as Chair of the Company Board shall not constitute “Good Reason” hereunder, provided that the Company had nominated Executive for re-election to the Company Board and had used commercially reasonable efforts to have Executive re-elected;
(ii)a reduction in Executive’s Base Salary or Target Annual Incentive Percentage (except for any reduction that is part of an employee or executive-wide reduction in compensation);
(iii)a material breach of this Agreement by the Employer Entity; or
(iv)the relocation of Executive’s principal place of employment to an office other than the one located in Section 7.1 of this Agreement, and which results in an increase in Executive’s commute by twenty-five (25) miles or more.

(j)“Healthcare Coverage” means coverage for Executive and Executive’s tax-qualified dependents under the Employer Entity’s medical, dental and vision plans, based on the applicable plans and Executive’s coverage elections in effect immediately prior to the Termination Date.
(k)“Just Cause” shall mean Executive’s:
(i)willful act or omission that, in the judgment of the Company Board, has caused or will likely cause substantial economic damage to the Bank Entities or substantial injury to the business reputation of the Bank Entities;
(ii)act or acts of dishonesty or fraud intended to result in enrichment or advantage to Executive or a third party at the expense of the Bank Entities or through the use of assets of the Bank Entities (including proprietary or confidential information);
(iii)willful failure (other than due to physical or mental incapacity) to carry out Executive’s duties and responsibilities to the Bank Entities, including any reasonable directions from the Bank Board or Company Board, within the standards of performance which could reasonably be expected of an executive working for a banking institution in a similar position, if such willful failure continues for forty-five (45) days or more after written notice of such failure is provided to Executive by the Employer Entity;
(iv)willful failure or refusal (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of such employment-related policies or procedures as have been or may be established by the Bank Entities, or (C) to execute and comply with the material terms of such instruments as may reasonably be requested by the Bank Entities consistent with the foregoing clauses (A) and (B), including, without limitation, the Bank Entities’ rules and policies with respect to conduct and ethics;
(v)conviction or entry of a plea of guilty or nolo contendere or entry into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude;
(vi)being subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Executive’s employment with the Bank Entities, unless Executive has appealed such order and such appeal is pending;
(vii)abuse of alcohol or any controlled substance in a manner that materially negatively affects Executive’s performance or abilities at the Bank Entities, whether or not such activity constitutes a crime; or
(viii)prohibition from employment with an FDIC-insured institution under applicable federal law.
(l)“Termination Date” shall mean the date on which Executive’s service under this Agreement terminates.
ARTICLE 2
EMPLOYMENT PERIOD
2.1Employer Entity
Through the duration of 2025, Executive’s employer entity shall be the Bank. Effective January 1, 2026, Executive’s employer entity shall be the Company.
2.2Term of Agreement
The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue thereafter for a period of three (3) years. Commencing on the third anniversary of the Effective Date and every three years thereafter, the term of the Agreement will extend for a period of three years, with each additional period a “Renewal Term,” unless (a) the Employer Entity provides Executive written notice of non-renewal (“Non-Renewal Notice”) at least ninety (90) days prior to the expiration of the then-current Term or Renewal Term, or (b) the Agreement is terminated pursuant to the termination provisions contained in ARTICLE 8 below. If a Non-Renewal Notice is timely delivered to Executive, this Agreement shall terminate at the end of the then-current Term or Renewal Term.
2.3Annual Performance Evaluation
On a calendar year basis, the Employer Entity (acting through the full Company Board or a committee thereof) shall conduct an annual performance evaluation of Executive, no later than ninety (90) days following each calendar year end, the results of which will be communicated to Executive.
2.4Continued Employment Following Termination of Employment Period
Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period.
ARTICLE 3
POSITION AND DUTIES
3.1Title; Responsibility
3.1.1Executive shall serve as the Chief Executive Officer of the Bank and Chief Executive Officer of the Company, and shall perform such administrative and management services as customarily performed by persons in similar executive capacities and as may be reasonably assigned from time to time by the Boards of Directors of the Bank and the Company, as applicable. In his capacity as Chief Executive Officer of the Bank, Executive will report directly to the Board of Directors of the Bank. In his capacity as Chief Executive Officer of the Company, Executive will report directly to the Board of Directors of the Company.
3.1.2Executive currently serves as a member of the Board of Directors of the Bank, and as Chair of the Board of Directors of the Company. During the Employment Period, Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.
3.2Time Commitment
Subject to Section 6.1, Executive shall devote his full business time and attention to the business and affairs of the Bank Entities and shall use his best efforts to advance the interests of the Bank Entities.
3.3Company Policies
Executive shall comply with and agrees to be bound by the policies of the Bank Entities as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
ARTICLE 4
ANNUAL COMPENSATION
4.1Annual Salary

In consideration for the services performed by Executive under this Agreement, Executive shall be paid an annual salary (“Base Salary”) of $875,000. The Base Salary will be paid in approximately equal installments (less required withholding) in accordance with the Employer Entity’s customary payroll practices. Executive’s Base Salary will be reviewed at least annually and the Base Salary may be increased but may not be decreased (other than as part of an across the board program affecting all executives) without Executive’s consent (any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement).
4.2Incentive Compensation
Executive will have the opportunity to earn an annual incentive with a target amount not less than 70% of Executive’s Base Salary (the “Target Annual Incentive Percentage”) for each year during the Employment Period beginning with 2026, conditioned on Executive’s continued employment through the end of the applicable performance year. The actual annual incentive payable to the Executive, if any, may be more or less than the target amount and will be determined by the Company Board (or a committee thereof), in its sole discretion, based on the achievement of corporate and/or individual performance metrics that it establishes. Payment to Executive of an annual incentive for any year, if any, shall not be construed as an increase in Executive’s Base Salary. Each annual incentive, if any, will be paid to Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable performance year, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs.
4.3Equity Compensation
Executive shall be entitled to participate in the equity or equity-based compensation plans that may be adopted by the Company and, as necessary, approved by the Company’s stockholders, from time to time, under which awards may be granted to senior officers or employees of the Bank or the Company, which participation shall be in accordance with the terms and provisions of such plans and at a level determined by the Company Board or a committee thereof.
4.4Supplemental Executive Retirement Plan
Executive shall continue to participate in the Burke & Herbert Bank & Trust Company Supplemental Executive Retirement Plan (the “SERP”) with the Employer Entity making a minimum annual contribution to the SERP on behalf of Executive equal to twenty percent (20%) of Executive’s “Annual Compensation” (as that term is defined in the SERP).
ARTICLE 5
EMPLOYEE BENEFITS
5.1Benefit Plans
During the Employment Period, Executive will be entitled to participate in benefit plans generally made available to employees and/or executives of the Employer Entity; provided, however, such participation shall be in accordance with the terms of the benefit plans and programs and, for purposes of this Section 5.1, the Employer Entity may amend, terminate, modify or reduce benefits provided under such benefit plans and programs provided the changes apply to all similarly-situated participants on an equivalent basis.
5.2Paid Time Off

Executive shall be entitled to not less than 30 days of paid time off (“PTO”) each year during the Employment Period (inclusive of vacation time, sick leave and other personal leave), as well as holidays and certain other paid absences, in accordance with the Employer Entity’s policies and procedures for executive employees. All unused accrued PTO will be payable to Executive upon termination of employment.
5.3Perquisite Allowance
Executive shall be provided use of a company-owned automobile and country club dues or paid an annual allowance in the form of a cash payment, in lieu of these benefits and any other perquisites.
ARTICLE 6
OUTSIDE ACTIVITIES AND BOARD MEMBERSHIPS
6.1Restrictions on Outside Activities and Board Memberships During Employment Period
During the Employment Period, Executive shall not take any action to compete with the Bank Entities, and shall not: (i) directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire by reason of purchase during the Employment Period the ownership of more than 1% of the outstanding equity interest in any such entity; (ii) solicit, divert from the Bank Entities, or transact business with any customer of the Bank Entities, for the purpose of providing products or services that are the same as or substantially similar to, and competitive with, those provided by the Bank Entities; (iii) hire, assist others in hiring, or solicit for hire any employee of any of the Bank Entities, or encourage any such employee to terminate employment with any of the Bank Entities; or (iv) induce or attempt to induce any supplier, contractor, agent, representative or any other individual or entity that has a business relationship with any of the Bank Entities to discontinue, terminate, or reduce, the extent of such relationship with any Bank Entity, or to take any action that would disrupt or otherwise damage such relationship. Subject to the foregoing, and to Executive’s right to continue to serve as a director or trustee of any business organization or entity as to which he was so serving on the Effective Date of this Agreement (as disclosed in writing to the Company Board), Executive may serve on boards of directors of unaffiliated, for-profit or not-for-profit entities, subject to prior approval of the Company Board. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.
ARTICLE 7
WORKING FACILITIES AND EXPENSES
7.1Working Facilities
Executive’s principal place of employment shall be at the Bank’s headquarters office at 5680 King Centre Drive, Suite 801, in Alexandria, Virginia.
7.2Expenses

The Employer Entity shall reimburse Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Employer Entity of an itemized account of such expenses in such form as the Employer Entity may reasonably require. Any such expense shall be reimbursed as soon as practicable and no later than two and one-half months following the end of the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.
ARTICLE 8
TERMINATION OF EMPLOYMENT
If Executive’s employment pursuant to this Agreement terminates before the end of the Term or a Renewal Term, then the rights and obligations of the Parties shall be determined hereunder. If Executive’s employment pursuant to this Agreement terminates at the end of the Term or a Renewal Term and the Employer Entity has provided Executive a Non-Renewal Notice at least ninety (90) days prior to the expiration of the then-current Term or Renewal Term, as the case may be, the sole amounts payable under this ARTICLE 8 shall be those Accrued Obligations (as defined in Section 8.1) and any Other Benefits (as defined in Section 8.7) to which he may be entitled.
8.1All Terminations
In the event Executive’s employment terminates during the Employment Period for any reason and regardless as to whether or not Executive executes the Release as provided for in Section 8.9, the Employer Entity shall pay Executive the sum of Executive’s (a) earned but unpaid Base Salary within 65 days of the Termination Date or such sooner date as required by law, (b) any annual incentive earned for the prior calendar year that has not been paid as of the Termination Date, no later than March 15th of the year in which the Termination Date occurs, (c) business expenses that have not been reimbursed by the Employer Entity within 65 days of the Termination Date or such sooner date as required by law, and (d) any accrued and unpaid PTO if such amounts have not been paid as of the Termination Date, within 65 days of the Termination Date or such sooner date as required by law (collectively, the “Accrued Obligations”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of his compensation described in this clause, then for purposes of this Section 8.1, such election shall remain effective and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below). Contemporaneous with the cessation of Executive’s employment for any reason, unless otherwise requested by the Company Board, Executive will resign from all officer and director positions with the Bank Entities and execute such documents as may be requested by any of the Bank Entities to confirm that resignation.
8.2Termination for Just Cause
The Employer Entity (acting through the Company Board) may immediately terminate Executive’s employment at any time for Just Cause. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date for Just Cause. Notwithstanding the foregoing, termination for Just Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company Board at a meeting of the Company Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Company Board), finding that, in the good faith opinion of the Company Board, Executive was guilty of conduct described in the definition of Just Cause and specifying the particulars thereof. Prior to holding a meeting at which the Company Board is to make a final determination whether termination for Just Cause exists, if the Company Board determines in good faith at a meeting of the Company Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting termination for Just Cause, the Company Board may suspend Executive from his duties hereunder for a reasonable period of time not to exceed twenty-one (21) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Company Board. For purposes of this section, no act, or failure to act, on Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Bank Entities.
8.3Termination for Good Reason or Termination Without Just Cause
(a)Termination for Good Reason or Termination Without Just Cause. Executive may resign from employment for Good Reason during the Employment Period, but only if Executive has, within ninety (90) days after the first incidence of the particular event, given the Employer Entity written notice detailing the event alleged to constitute Good Reason and the Employer Entity has not cured the event within thirty (30) days after receiving such notice from Executive (but the Employer Entity may elect to waive such thirty (30) day period), and Executive has resigned within thirty (30) days thereafter. The Employer Entity (acting through the Company Board) may terminate Executive’s employment without Just Cause, provided that such termination of employment constitutes a “Separation from Service” within the meaning of Section 409A of the Code (“Section 409A”) and the Treasury regulations promulgated thereunder. In the event Executive terminates employment with Good Reason or the Employer Entity terminates Executive’s employment without Just Cause, Executive will be entitled to the severance benefits set forth in Section 8.3(b); provided, however, that if the termination of employment occurs within two years after a Change in Control, the severance benefits will be determined as set forth in Section 8.5.
(b)Severance Pay. Upon Executive’s termination of employment in accordance with Section 8.3(a), the Employer Entity shall pay to Executive (or, in the event of Executive’s death after the termination of employment has occurred in accordance with Section 8.3(a), the Employer Entity shall pay to Executive’s surviving spouse, beneficiary or estate) an amount equal to the following, with the amounts set forth in clauses (ii)-(iii) below subject to the Release Requirement (as defined below):
(i)the Accrued Obligations as set forth in Section 8.1;
(ii)the amount equal to the product of (A) two and (B) the sum of (I) Executive’s Base Salary at the Termination Date and (II) the Target Annual Incentive Percentage at the Termination Date multiplied by Executive’s Base Salary at the Termination Date; and
(iii)an amount equal to the product of (A) 100% of Executive’s full total monthly premium (i.e. Executive’s portion and the employer’s portion) for Executive’s Healthcare Coverage, times (B) 18.
8.4Voluntary Resignation Without Good Reason
Executive may voluntarily resign without Good Reason after giving sixty (60) days’ prior written notice to the Employer Entity provided, however, that the Employer Entity may accelerate the Termination Date upon receipt of written notice of the Executive’s resignation. If Executive terminates his employment without Good Reason, Executive will be entitled to no other payment or compensation of any kind except for the Accrued Obligations as set forth in Section 8.1 and any Other Benefits (as defined in Section 8.7) to which he may be entitled.
8.5Termination Due to a Change in Control

If within the period ending two years after a Change in Control (a) the Employer Entity terminates Executive’s employment without Just Cause, or (b) Executive terminates his employment for Good Reason, the Employer Entity shall pay Executive an amount equal to the following, with the amounts set forth in clauses (ii)-(iii) below subject to the Release Requirement:
(i)the Accrued Obligations as set forth in Section 8.1; and
(ii)the amount equal to the product of (A) three and (B) the sum of (I) Executive’s Base Salary at the Termination Date and (II) the Target Annual Incentive Percentage at the Termination Date multiplied by Executive’s Base Salary at the Termination Date; and
(iii)an amount equal to the product of (A) 100% of Executive’s full total monthly premium (i.e., Executive’s portion and the employer’s portion) for Executive’s Healthcare Coverage, times (B) 18.
8.6Termination due to Death or Disability
In the case of a termination of Executive’s employment due to death or Disability, Executive shall be entitled to the following from the Employer Entity:
(a)benefits under any applicable short-term and/or long-term disability insurance plan,
(b)the Accrued Obligations as set forth in Section 8.1, and
(c)an amount equal to the product of (i) the Target Annual Incentive Percentage at the Termination Date multiplied by Executive’s Base Salary at the Termination Date, and (ii) a fraction, with the numerator equal to the number of days in the then current calendar year through the Termination Date and the denominator equal to 365.
8.7Additional Benefits and Vesting
(a)If Executive receives payments and benefits pursuant to ARTICLE 8 of this Agreement, Executive shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Bank Entities, unless otherwise specifically provided therein in a specific reference to this Agreement. To the extent not theretofore paid or provided, the Employer Entity shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, contract or agreement of the Bank Entities (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements. Outstanding equity awards will be treated in accordance with the terms of the applicable equity award agreement.
(b)If Executive’s employment terminates pursuant to Sections 8.3, 8.5 or 8.6, subject to the Release Requirement, Executive’s benefits under the Burke & Herbert Bank & Trust Company Supplemental Executive Retirement Plan shall become fully vested.
8.8Timing of Severance Payments
(a)The Accrued Obligations shall be paid in the time period set forth in Section 8.1 above, and the Other Benefits shall be paid in accordance with their terms. Any other cash payments pursuant to this ARTICLE 8 shall be made in a lump sum within sixty-five (65) days following the Termination Date less applicable withholding taxes. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment with the Employer Entity or following a Change in Control.

(b)Notwithstanding anything herein to the contrary, if Executive is a Specified Employee, as defined in Section 409A, and if any payment to be made under ARTICLE 8 or any other arrangement between Executive and any of the Bank Entities shall be determined to be subject to Section 409A, then to the extent required by Section 409A to avoid accelerated taxation and/or tax penalties thereunder, such payment shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service (within the meaning of Section 409A), or if earlier, upon Executive’s death.
8.9Release Agreement
Notwithstanding anything in this Agreement to the contrary, Executive will not receive any payments or benefits under this ARTICLE 8, other than those set forth in Section 8.6 and the Accrued Obligations and Other Benefits, unless and until Executive executes a general release of claims in a form prescribed by the Employer Entity (the “Release”), releasing the Bank Entities and any affiliate, and their officers, directors, successors and assigns from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances, including but not limited to those relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims which may not be released by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the Termination Date (the “Release Requirement”), provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A, the payments will be paid, or commence, in the second calendar year.
ARTICLE 9
COVENANTS AND OBLIGATIONS
9.1Restrictive Covenant Agreement
In consideration of the payments and benefits provided hereunder, and as an inducement for the Bank and the Company to enter into this Agreement, Executive must execute the Non-Disclosure and Restrictive Covenant Agreement attached as Exhibit A hereto (the “Restrictive Covenant Agreement”) and comply therewith.
9.2Cooperation
(a)Executive shall, upon reasonable notice, furnish such information and assistance to the Bank or the Company, as may reasonably be required by the Bank or the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive on the one hand and the Bank, the Company or their respective subsidiaries or affiliates, on the other hand. Any assistance under this Section 9.2 shall not unreasonably interfere with Executive’s personal or business affairs. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive in fulfilling the obligations of this Section 9.2. To the extent Executive’s cooperation is requested at any point following the Employment Period, Executive will be paid a reasonable hourly or per diem fee (calculated based on Executive’s most recent Base Salary under this Agreement) for Executive’s services that exceed either two (2) hours in a calendar month or five (5) hours in a calendar year.
ARTICLE 10
GENERAL

10.1Regulatory Requirements
(a)Notwithstanding anything herein contained to the contrary, any payments or other provision of benefits to Executive by any of the Bank Entities, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), the regulations promulgated thereunder in 12 C.F.R. Part 359, and Federal Reserve Supervisory Letter SR 03-6.
(b)Notwithstanding any other provision in this Agreement, (i) the Employer Entity may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were a termination for Just Cause under Section 8.2 hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation or the Virginia Bureau of Financial Institutions and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the burden of the Employer Entity to prove that any such action was so required.
10.2Arbitration; Legal Fees
(a)In the event that any dispute should arise between the Parties, including any claims or defenses arising under or related to the meaning, effect, performance or enforcement of this Agreement and any alleged violation of any federal, state, or local statute, regulation, common law or public policy, to the maximum extent allowed by applicable law, the dispute shall be decided by final and binding arbitration administered by the American Arbitration Association (“AAA”) in the City of Alexandria, Virginia and be governed by the AAA’s Employment/Workplace Arbitration Rules and Mediation Procedures in effect at the time the arbitration is commenced (the “Rules”), except as modified by this Section. There shall be a single arbitrator chosen in accordance with the Rules and the decision of the arbitrator shall be final and binding upon the Parties, not appealable, except in accordance with the Rules, and enforceable in accordance with the applicable state law. Each Party shall bear the fees and expenses of its counsel and witnesses. The Parties are waiving all rights to have their disputes covered by this Agreement heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration or any other proceeding to the extent permitted by applicable law. Notwithstanding anything to the contrary, this Agreement does not prevent Executive from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar federal or state administrative agency, reporting suspected securities laws violations to the Securities and Exchange Commission or other regulatory authority, filing claims for workers’ compensation or unemployment insurance benefits, or pursuing an individual or joint action in court alleging sexual assault or sexual harassment.
(b)Legal Fees and Other Expenses. If Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Employer Entity, provided that such payment or reimbursement is made by the Employer Entity not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.
(c)For the avoidance of doubt, this Section 10.2 shall not apply to any dispute arising between the Parties under the Restrictive Covenant Agreement. The dispute resolution provisions governing such agreement are set forth therein.
10.3Indemnification and Insurance
The Employer Entity shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of any of the Bank Entities (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Company Board); provided, however, that the Employer Entity shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.§1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
10.4Notices
The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 10.4. Any notice or other communication given pursuant to the provisions of this Section 10.4 shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the Party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic confirmation of receipt, (d) if sent by email, when transmitted to the appropriate email address, provided that no “error” message or other notification of non-delivery is generated, and (e) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive:	Last address/email address on file with Employer Entity

If to the Bank:	Burke & Herbert Bank & Trust Company
5680 King Centre Drive, Suite 801
Alexandria, Virginia 22315

Attention: Chair of the Board of Directors

If to the Company:	Burke & Herbert Financial Services Corp.
5680 King Centre Drive, Suite 801
Alexandria, Virginia 22315

Attention: Vice Chair of the Board of Directors
10.5Amendment
No modifications of this Agreement shall be valid unless made in writing and signed by the Parties hereto.
10.6Miscellaneous
(a)Notice of Termination. Any termination of Executive’s employment by the Employer Entity shall be communicated in writing to Executive, and any termination of employment by Executive shall be communicated in writing to the Employer Entity.
(b)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon (i) Executive, his legal representatives and estate and intestate distributees, and (ii) the Bank and the Company, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank or the Company may be sold or otherwise transferred. Any such successor of the Bank or the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank or the Company, and Executive’s obligations hereunder shall continue in favor of such successor.
(c)Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
(d)Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the Party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
(e)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(f)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.
(g)Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section. Any reference to an Article or Section number shall refer to an Article or Section of this Agreement, unless otherwise specified.
(h)Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Prior Agreement.
10.7Section 409A
It is the intention of the Parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either Party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other Party and both Parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No Party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A,and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent they are subject to Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.
Notwithstanding the foregoing, the Bank and the Company make no guarantee as to the treatment of payments and benefits hereunder under Section 409A, and Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.
10.8Tax Matters
(a)In the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (the “Change in Control Benefits”) would subject Executive to an excise tax imposed by Sections 280G and 4999 of the Code, then such payments and/or benefits (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank Entities pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code (the “Reduced Amount”). Any such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Company, for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For any Payments with the same Parachute Payment Ratio, such Payments will be reduced based on the time of payment of such Payments, with the latest Payments reduced first. For payments with the same Parachute Ratio and the same time of payment, each such Payment will be reduced proportionately. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable total Payments (as calculated for purposes of Section 280G of the Code) and (y) the denominator of which is the intrinsic (i.e., economic) value of the applicable total Payments. Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any reduction for excise taxes payable under Section 4999 of the Code) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.
(b)Unless otherwise agreed in writing by the Parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 10.8 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Company and Executive (the “Firm”) whose determination will be conclusive and binding on all Parties. The Company shall pay all fees charged by the Firm for this purpose. The Company and Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Company shall promptly give (or cause the Firm to give) Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 10.8 shall be made as soon as reasonably practicable.
10.9Withholding
The Employer Entity, and to the extent applicable, any of the Bank Entities, may withhold from any amounts payable under this Agreement required federal, state, local and foreign taxes.
10.10Advice of Counsel

Executive acknowledges that he has had the opportunity to be represented by counsel in the negotiation of this Agreement and is fully aware of his rights and obligations under this Agreement. This Agreement is the product of informed negotiations between Executive on the one hand, and the Bank and the Company on the other hand. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive, the Bank and the Company agree that none of the parties was in a superior bargaining position regarding the substantive terms of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank, the Company and Executive have duly executed this Agreement as of the day and year first written above.

David P. Boyle

By:	/s/ David P. Boyle

Burke & Herbert Bank & Trust Company

By:	/s/ Danyl Freeman
Danyl Freeman
Title:	Executive Vice President and Chief Human Resources Officer
Executive Vice President and Chief Human Resources Officer

Burke & Herbert Financial Services Corp.

By:	/s/ Danyl Freeman
Danyl Freeman
Title:	Executive Vice President and Chief Human Resources Officer
Executive Vice President and Chief Human Resources Officer

EXHIBIT A
NON-DISCLOSURE AND RESTRICTIVE COVENANT AGREEMENT
This Agreement (“Agreement”) is dated as of October 28, 2025 by and between Burke & Herbert Bank & Trust Company, a Virginia community bank (the “Bank”), its holding company, Burke & Herbert Financial Services Corp. (the “Company”), and David P. Boyle (“Executive”). This Agreement collectively refers to the Bank, the Company and Executive as the “Parties,” and separately may refer to any one of the Parties as a “Party.”
RECITALS
WHEREAS, Executive is presently the Chief Executive Officer of the Bank and the Company;
WHEREAS, Executive and the Bank are currently parties to an Amended and Restated Employment Agreement, dated as of September 1, 2022, and subsequently amended as of October 27, 2022 (the “Prior Agreement”);
WHEREAS, Executive, the Bank and the Company have agreed that Executive’s continued employment shall be governed by the terms and conditions set forth in that certain second amended and restated employment agreement effective as of October 28, 2025 (the “Employment Agreement”);
WHEREAS, in consideration of the payments and benefits provided under the Employment Agreement and as an inducement for the Bank and the Company to enter into the Employment Agreement, Executive has agreed to become a Party to this Agreement, which contains certain obligations and restrictive covenants, and to comply herewith;
WHEREAS, as a result of Executive’s employment, Executive has had and will continue to have access to non-public information about the Bank, the Bank’s customers, and the Company, and will receive training and information about the Bank’s and the Company’s methods of operation, which render the restrictive covenants necessary for the protection of the Bank and the Company; and
WHEREAS, any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank, the Company and Executive hereby agree as follows:
1.Confidentiality. As an employee, Executive has had and will continue to have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank, the Company, and any subsidiaries (collectively, the “Bank Entities,” which includes the Bank and the Company), and Executive acknowledges a fiduciary duty owed to the Bank Entities not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank Entities or their customers that is not generally known to the public or generally in the banking industry. In exchange for the benefits promised in the Employment Agreement and other valuable consideration, Executive agrees that during employment and for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank or the Company; provided, however that to the extent the information covered by this Section 1 is otherwise protected by the law, such as “trade secrets,” as defined by the Defend Trade Secrets Act, Virginia Uniform Trade Secrets Act, or other applicable law, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect. In addition, confidential information under this Agreement shall not include any information which (i) is, or becomes, part of the public domain through no action or fault of Executive; or (ii) at the time of disclosure is already in the possession of Executive, provided that such prior possession was not furnished by a source prohibited from disclosing such information.
Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Executive from performing any duty or obligation that shall arise as a matter of law or limit Executive’s right to communicate with any government agency. Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. In the event Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, Executive shall promptly provide the Company with notice of the same and cooperate with the Company in the Company’s effort, at its sole expense, to avoid disclosure. Moreover, nothing herein is intended to and shall not in any way proscribe or limit Executive’s right and ability to volunteer information to any federal, state, or local agency or governmental or regulatory authority.
Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
(i)    Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)    Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Nothing in this Agreement has the purpose or effect of prohibiting Executive from disclosing or discussing the facts relating to any claim of sexual assault or sexual harassment, as defined under federal or Virginia law, including sections 18.2-61, 18.2-67.1, 18.2-67.3, 18.2-67.4, or 30-129.4 of the Code of Virginia, or any settlements pertaining thereto.
2.Permitted Whistleblower Activity. Notwithstanding anything herein to the contrary, nothing in Section 1, Section 3 or any other provision of this Agreement shall (x) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require prior authorization or approval by any of the Bank Entities or notification to any of the Bank Entities of any such report. Nothing in this Agreement shall prohibit Executive from collecting a reward from a governmental agency or entity in connection with any such report.

3.Non-Disparagement. Subject to Section 2 above, Executive agrees not to disparage or defame in any manner, whether directly or indirectly, the Bank Entities or their officers, directors, owners, representatives, employees, products or services.
4.Non-Competition. Executive agrees that Executive will not, directly or indirectly, engage in Competition for a period of twelve (12) months after Executive’s employment with the Bank Entities ceases for any reason. For purposes hereof, “Competition” means Executive’s owning, managing or controlling, or participating in the ownership, management or control, or performing duties that are the same as or substantially similar to those duties performed by Executive for the Bank Entities during the last twelve (12) months of Executive’s employment, as an officer, a director, an employee, a partner, or in any other capacity, if such ownership, management or control, or the participation therein, or the performance of such duties, is of or are performed for a bank, a bank holding company or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank Entities as of the date Executive’s employment ceases. The restrictions set forth in this Section 4 shall apply only within a fifty (50) mile radius of the headquarters of the Company and within a 50-mile radius of the headquarters of the Bank, as both locations exist at the time Executive’s employment ceases. Nothing herein shall prohibit Executive from owning securities (debt or equity) in a publicly traded company, including competitors of the Bank Entities, if such ownership constitutes five percent (5%) or less of the aggregate principal amount of such securities issued and outstanding
5.Non-Piracy of Customers.
(i)Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, or divert from the Bank Entities, or transact business with any “Customer” of the Bank Entities (x) with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or (y) about whom Executive obtained non-public information while acting within the scope of Executive’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion, or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Bank Entities at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank Entities. “Customer” means any person or entity with whom the Bank Entities had a depository or other contractual relationship, pursuant to which the Bank Entities provided products or services during the last twelve (12) months of Executive’s employment.
(ii)Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, or divert from the Bank Entities, or transact business with any “Borrower or Borrower Group” that was listed among the fifty (50) most significant relationships of the Bank, as determined by total borrower exposure (or such other term as used by the Bank in its credit policy to define the total direct or indirect indebtedness of the borrower or borrower group to the Bank), and whose identities are set forth in the monthly report prepared and issued by the Bank’s credit administration department for the month ending immediately prior to the month in which Executive’s employment ceases, if the purpose of such solicitation, diversion, or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Bank Entities at the time Executive’s employment ceases.
6.Non-Solicitation of Employees. Executive agrees that for a period of twelve (12) months after Executive’s employment ceases, for any reason, Executive will not, directly or indirectly, hire, assist others in hiring, or solicit for hire any person, or induce or encourage any person to terminate employment with the Bank Entities, if such person was known by Executive to have been an employee of the Bank Entities at any time during the last six (6) months of Executive’s employment and the purpose of such hire, solicitation, or inducement is to compete with the Bank Entities; provided, however, that nothing herein prohibits Executive from issuing general solicitations in any medium not specifically directed at employees of the Bank Entities.

7.Return of Bank Materials and Property. Executive understands and agrees that immediately upon Executive’s separation from employment, Executive will return to the Company all files, electronic data of any type or medium and however stored, customer information, memoranda, records, credit cards, facility access cards, safe deposit box, facility and other keys, “tokens,” manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, passwords, and any other equipment and other documents, and all other physical or personal property that Executive received from the Bank Entities or that Executive used in the course of Executive’s employment with the Bank Entities and that are the property of the Bank Entities. Executive further agrees that Executive will provide immediately upon request all information used by the Bank Entities to access any database or other electronically stored information, including any and all passwords.
8.Severability of Provisions/Claims Do Not Excuse Performance. Each of the restrictive covenants of Executive contained in this Agreement, and each of their sub-parts, shall be construed as an agreement independent of any other provision. Executive agrees that the invalidity or unenforceability of any one provision or provisions of this Agreement or any of their sub-parts shall not affect or diminish the validity or enforceability of any other provision of this Agreement, and that absent modification, as set forth in Section 17 below, such invalid or unenforceable provision or any of its sub-parts shall be severed from the Agreement and all other provisions of this Agreement shall remain in full force and effect. The existence of any claim or cause of action of or by Executive against the Bank Entities shall not constitute a defense to the enforcement by the Bank or the Company of any of the covenants contained herein.
9.Breach of Covenants. Executive hereby acknowledges that Executive’s covenants contained in this Agreement are reasonable in time, scope and geography, are no broader than necessary to protect the legitimate interests of the Bank and the Company and are necessary for the protection of the Bank and the Company’s business. Executive further acknowledges that a breach of any of Executive’s covenants in this Agreement would cause irreparable damage to the Bank and the Company. Executive agrees that the restrictive covenants contained in this Agreement may be specifically enforced through injunctive relief, both temporary and permanent, by filing an action in a court of competent jurisdiction, as required by the venue provisions below. However, the right to injunctive relief shall not preclude the Bank or the Company from obtaining any other legal remedy available to it, including monetary damages. To that end, if Executive breaches any provisions of Sections 1, 4, 5 or 6 of this Agreement, Executive shall not be entitled to any payments or benefits under Section 8 of the Employment Agreement (other than the Accrued Obligations and if applicable, Other Benefits) and any such payments already made must be repaid immediately upon demand. If any action at law or in equity is brought regarding the provisions of this Agreement and the Bank or Company prevails in such action, the Bank or Company shall be entitled to reasonable attorneys’ fees, costs, and expenses which shall be in addition to any other relief to which the Bank or Company might be entitled.
10.Entire Agreement/Waiver. This Agreement sets forth the entire and exclusive agreement, both orally and in writing, between the Parties with respect to the subject matter hereof; provided, however, that nothing herein supersedes, replaces, or affects the application of and Executive’s obligations under any of the written policies of the Bank or the Company, and any provisions of any codes of conduct of the Bank or the Company applicable to or signed by Executive, including but not limited to the “Code of Ethics for Senior Financial Officers” and the “Code of Business Conduct and Ethics,” which the Parties expressly agree are not subject to the merger doctrine and shall all remain in full force and effect in accordance with their terms. Together with the Employment Agreement, this Agreement replaces and supersedes the Prior Agreement in its entirety. Any waiver by the Bank or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
11.Survival. Executive’s obligations under this Agreement shall survive Executive’s separation from employment regardless of the manner of such separation from employment, and shall be binding upon Executive’s heirs, successors, and assigns, as well as any companies, corporations, partnerships, or other legal or corporate entities subsequently formed by, or on behalf of, Executive.
12.Assignment. Each of the Bank and the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, any such successors or assigns.

13.Choice of Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, shall be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the Commonwealth of Virginia.
14.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, shall be heard and determined solely and exclusively in the Circuit Court for the City of Alexandria in the Commonwealth of Virginia or the Alexandria Division of the United States District Court for the Eastern District of Virginia, chosen at the option of the Bank Entities (or any of them) and to which Executive waives all objections. Executive consents to personal jurisdiction in Virginia.
15.Waiver of Jury Trial. Each Party hereby waives its or their right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement.  Each Party hereby acknowledges and agrees that the waiver contained in this Section 15 is made knowingly and voluntarily.
16.Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the Parties at their addresses existing at the time of the notices. Each Party may, from time to time, designate a different address to which notices should be sent.
17.Amendment. Upon any finding by a court or other adjudicative body that any provision in this Agreement is unenforceable and that the law applied to this Agreement permits modification, the Parties agree that the court or other adjudicative body may modify the provision to the minimum extent necessary to render the provision enforceable and that the Agreement shall be enforced within such jurisdiction as so modified. This Agreement may not otherwise be varied, altered, modified or in any way amended except by an instrument in writing executed by the Parties or their legal representatives.
18.No Construction Against Either Party. This Agreement is the product of informed negotiations between Executive and the Bank and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all Parties. Executive on the one hand, and the Bank and the Company on the other hand, agree that neither Party was in a superior bargaining position regarding the substantive terms of this Agreement.
19.Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.
20.Counterparts/Facsimile. This Agreement may be executed and delivered in multiple counterparts (including by Docusign or a similarly accredited secure signature service or other electronic transmission or signature), each of which when so executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.
[Acknowledgement/signature page follows.]

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written below.

EXECUTIVE

Signature:/s/ David P. Boyle                        October 28, 2025
Date
Printed Name: David P. Boyle

BURKE & HERBERT BANK & TRUST COMPANY

By and for the Bank:

Signature: /s/ Danyl Freeman                        October 28, 2025
Date
Name: Danyl Freeman

Title: Executive Vice President, Chief Human Resources Officer

BURKE & HERBERT FINANCIAL SERVICES CORP.

By and for the Company:

Signature: /s/ Danyl Freeman                        October 28, 2025
Date
Name: Danyl Freeman

Title: Executive Vice President, Chief Human Resources Officer